Exhibit 99.2

Operator: Good day, ladies and gentlemen. Welcome to the Questcor Pharmaceutical’s Q3 2013 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Doug Sherk. You may begin.

Doug Sherk

Thank you, operator. And good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceutical’s conference call to discuss the third quarter 2013 financial results. This afternoon after the market closed, Questcor issued its earnings release, which is posted on the company’s website at www.questcor.com.

Today’s call is also being broadcast live via webcast, which is available at the Questcor website. A slide presentation will accompany today’s remarks by management. To access both the webcast and the presentation slides go to the Questcor’s website, click the Investor Relations link and then click on Events and Presentations.

For those of you listening to today’s call via telephone, you can review the accompanying presentation slides on the webcast as I’ve just reviewed. Just make sure you choose the No Audio/Slides-Only option. There will be a taped replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started, we’d like to remind you that during the course of this conference call the company will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including without limitation, the company’s forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. These factors include Questcor’s reliance on Acthar for substantially all of its net sales and profits, its ability to receive strong levels of reimbursement from third-party payors and risks associated with Questcor’s R&D program.

The company will also make statements relating to non-GAAP financial measures including non-GAAP earnings per share. Investors should refer to the Regulation G non-GAAP reconciliation table included as part of the company’s earnings release today.

The company will also make comments about the level of net sales in the therapeutic areas in which Acthar reviews and treats patients. Please note that the commentary regarding this subject is also based on general company estimates and these estimates could turn out to be incorrect. During the question-and-answer session today, please keep your questions to two and then re queue for any additional questions.

We would like to also let you know that Questcor has been verbally informed by the U.S. Attorney’s Office in Philadelphia that the USAO for the Southern District of New York and the Los Angeles office of the Securities and Exchange Commission are also participating in the ongoing investigation by the USAO in Philadelphia. Questcor is cooperating with these groups and understands that this type of development is not uncommon in investigations like these. Questcor’s Form 10Q, which is scheduled to be filed tomorrow will also disclose this development.

Finally, consistent with Questcor’s previously announced policy, the company will not respond to questions about its trading window, stock repurchase blackout policy, potential or pending government investigations or merger and acquisitions matters.

With that, I’d like to turn the call over to Don Bailey, President and Chief Executive Officer of Questcor.

Don Bailey, President, Chief Executive Officer & Director

Thanks, Doug. Good afternoon, everyone. With me today are Steve Cartt, our Chief Operating Officer; Dr. David Young, our Chief Scientific Officer; and Mike Mulroy, our Chief Financial Officer and General Counsel. They will each make prepared remarks, then I have some important remarks about our future and then we’ll take your questions.

Our revenue continues to expand with Acthar indications – with all Acthar indications that we currently promote participating in the year-over-year growth. In particular, our increased focus on educating rheumatologists about Acthar and its availability for treating patients suffering from dermatomyositis, polymyositis and certain other rheumatology indications for which Acthar is FDA approved continues to produce results. In third quarter, our strong performance was primarily driven from rheumatology with assistance from nephrotic syndrome as well as record paid prescriptions in MS.

During the quarter, we shipped 8,132 vials of Acthar, up 45% compared to 5,590 vials in the year ago quarter. Our commercial team delivered another quarter of strong execution, which resulted in third quarter net sales of $236.3 million, up 68% from a $140.3 million in the third quarter of 2012. Revenue consisted of Acthar sales of $227.3 million and BioVectra sales of $9 million.

In a few minutes Steve will provide more detail on our commercial results and activities including progress on our new pilot commercialization effort for respiratory manifestations of symptomatic sarcoidosis, a potentially serious, difficult to treat disorder already on the FDA-approved package insert for Acthar.

The overall increased demand for Acthar has encouraged us to further increase our R&D investment as represented by more than doubling of R&D spending year-over-year. We continue to actively support the evaluation of Acthar in other serious, difficult to treat autoimmune and inflammatory disorders currently on the Acthar label as well as in potential new indications.

Last week we announced plans to commence this year another new company-sponsored Phase 2 study which will explore the efficacy and safety of Acthar for acute respiratory distress syndrome or ARDS, an acute life threatening lung condition having an estimated mortality rate of 25% to over 40%. The first Phase 2 study we initiated this year is designed to investigate the safety and tolerability of Acthar in the treatment of amyotrophic lateral sclerosis or ALS. ALS is often referred to as Lou Gehrig’s disease and is a progressive degenerative disease affecting motor neurons.

In addition, a significant focus of our R&D effort is also on developing a deeper understanding of melanocortin biology, which could significantly influence our long-term R&D strategy for both Acthar and Synacthen, our newest compound that we in-licensed in June. Later on the call David will review the clinical studies for ALS and ARDS, the potential role of Acthar in the treatment of these diseases and our additional progress on the scientific front.

Now, let me turn the call over to rest of the team to provide more detail on our results and activities. I will get back on the call at the end to provide an update on our outlook. Steve?

Steve Cartt, Chief Operating Officer

Thanks, Don, and good afternoon, everyone. I’ll be reviewing the third quarter results for our key markets of nephrology, MS relapse, rheumatology, and infantile spasms. I’ll also comment briefly on our early international activities.

Prescription trends in the third quarter reflect continued strong demand and favorable insurance coverage for Acthar across all of our markets. There were nearly 2,500 new-paid prescriptions for Acthar during the quarter, about a 30% increase from the year ago third quarter. In our newest market, rheumatology, we continue to experience strong early uptake of Acthar in the on-label indications, dermatomyositis, polaymyositis, rheumatoid arthritis and lupus. There were a total 450 to 460 new paid Acthar prescriptions for these FDA-approved rheumatology indications during the third quarter, up about 43% from the second quarter.

Our rheumatology effort only began in earnest about eight months ago, yet rheumatology already represents nearly a quarter of our Acthar business. Despite it being only our second full quarter of rheumatology promotion, we estimate that net sales from rheumatology reached an annualized run rate of about $200 million during the third quarter.

Notably, in the third quarter, we saw significantly more paid prescriptions for our under rheumatology indications, in particular lupus and rheumatoid arthritis, than prescriptions for DMPM. We believe this illustrates the fact that there are many rheumatologists who recognize the need for additional treatment alternatives in patients suffering from these often debilitating autoimmune diseases. We believe that this early stronger than expected prescribing in lupus and rheumatoid arthritis bodes well for Acthar’s long-term potential in rheumatology.

So, far based on internal analysis of a small percentage of prescriptions, we are seeing an average of about five vials per prescription in rheumatology. These vials are usually dispensed to patients over a three months period or so, but in some cases rheumatologists appear to be maintaining patients on Acthar for longer than this. We are working to better understand vial usage patterns in the Acthar rheumatology indications and given that the market is so new for us, we expect to understand vial usage patterns much better over the next several quarters than we do now.

Importantly, like in our other approved indications, insurance coverage for Acthar in our rheumatology-related indications has been favorable. Overall, we’re very encouraged by our early performance in this important new market and believe Acthar prescribing by rheumatologists will continue to increase.

Moving onto our nephrology business, there were 370 to 380 new paid prescriptions for NS in the quarter up about 7% year-over-year. We believe this growth was due to nephrologists recognizing the need for additional treatment options in nephrotic syndrome patients, particularly those who have already tried first-line therapy or even second or third-line therapy and are in need of another FDA-approved treatment alternative. We believe that the average patient with nephrotic syndrome uses around seven to eight vials for their course of therapy. Nephrology is presently our largest market and NS prescriptions currently account for around a third of Acthar net sales. As a reminder, nephrotic syndrome that is not well controlled can often lead to end stage renal disease, which requires lifelong renal dialysis or a kidney transplant.

Turning to our neurology business, we are particularly encouraged with a record level of Acthar prescriptions for the treatment of MS relapses despite this being a relatively mature market for us. During the third quarter there were 1,370 to 1,400 new paid prescriptions for MS, up about 4% year-over-year. On average we believe that there are about 1.5 vials dispensed per Acthar prescription for MS relapse. MS prescriptions currently represent over a quarter of our Acthar business.

I will now turn to infantile spasms. New paid prescriptions for IS were also up in the third quarter, reaching a total of 225 to 230, an increase of 33% year-over-year. Now, it’s important to note that we have significant quarter-to-quarter variability in paid IS prescriptions due to fluctuations in the incidence of this very rare and devastating disorder. As a reminder, a typical course of therapy for IS is roughly 3.5 to 4.5 vials over the course of two to four weeks. We continue to be fully committed to providing rapid access to Acthar for this vulnerable patient population and also to supporting continued research and educational efforts related to IS patient care.

Slide six illustrates the continued diversification of our Acthar business across multiple therapeutic areas. As we’ve discussed previously, our next commercialization effort for Acthar will focus on the field of pulmonology, which involves the study and treatment of lung disease. The national sales director for a pilot pulmonology field force is now in place and has recently begun hiring personnel for our initial pilot sales force.

We will be educating pulmonologists about Acthar and its availability for the treatment of respiratory manifestations of symptomatic sarcoidosis, an orphan inflammatory disease with high unmet medical need for which Acthar is FDA approved. We expect to soon hire and train a full pilot sales team of 5 to 10 sales representatives, who will begin delivering initial Acthar sales calls to pulmonologists by the end of the fourth quarter.

Before I provide an update on our international efforts in Synacthen, I wanted to take just a minute to provide a brief overview of the available Acthar patient support programs, which are very important for those patients who are in need of help in affording the Acthar treatment that their doctor has prescribed for them, either due to socioeconomic status or their lack of insurance coverage. As a company, we have always believed that Acthar should be available to as many patients who need it as possible, regardless of insurance coverage, socioeconomic status or ability to pay.

Given this, we support a patient assistance program administered by the National Organization for Rare Disorders, which provides free Acthar for qualified patients who are either uninsured or under insured. In addition, we provide free Acthar to children’s hospitals so that babies with infantile spasms can have immediate access to Acthar for the emergency treatment of this devastating neurological disorder. We also provide support to the Chronic Disease Fund, which is a charity organization providing co-pay assistance to eligible patients in need of financial help for their insurance co-payments.

These programs are used by many types of patients: an MS patient partially blind due to an ongoing relapse, a polymyositis patient who can no longer work or even walk as a result of their worsening disease, a patient with advanced kidney disease who has failed standard treatments and now might progress to dialysis and a reduced life expectancy and quality of life that comes with it, or a baby with IS whose young, poor parents want their child to have the best chance possible for a normal life. These are just examples of real world patient stories that we hear about every day, and they illustrate the kind of patients who are in need that benefit from the assistance programs that we support. Regardless of the patient, these separate and distinct programs have each come into being over time in response to the serious needs of the various patient communities that we are privileged to serve.

Turning now to our international activities, we are in the process of transferring critical data and information from Novartis and have begun initiating contact with some of the current Synacthen distributors. We’ve also recently hired a general manager to lead our international business, which will be based in Ireland. Our new general manager is actively recruiting staff who will coordinate the transfer of dozens of Synacthen’s marketing authorizations around the world starting in the second quarter of next year and will also begin discussions with potential partners who can handle Synacthen distribution.

Like Acthar was when we first acquired it in 2001, Synacthen has been a severely neglected product for many, many years and we look forward to both reenergizing it outside the U.S., and hopefully, some day making it available to American patients for the first time.

I’ll now turn the call over to Dr. David Young, our Chief Scientific Officer, who will bring you up to date on our scientific efforts in company-sponsored clinical programs. David?

David Young, Chief Scientific Officer

Thanks, Steve. Good afternoon, everybody. I’m pleased to provide you with an update on our R&D efforts. Overall, activity continues to grow in our R&D programs through company-sponsored and investigator-initiated studies. As we’ve done on prior calls, I will focus my comments largely on our company-sponsored research programs. As a reminder, the purpose of the company-sponsored research has been and will be, one, to better understand the difference and potential therapeutic benefit of various melanocortin peptides, two, to better understand the benefit of Acthar on devastating medical conditions for which patients need another treatment option, three, to build on the body of evidence surrounding the efficacy and safety of Acthar for on-label indications and, four, to develop the evidence to demonstrate the clinical benefit of Acthar and Synacthen in new indications.

Our melanocortin peptide non-clinical research efforts continue to grow and the results have provided us with a better understanding of Acthar’s potential role in the treatment of our neurology, nephrology, rheumatology and, more recently, pulmonary indication. We have investigated the effects of Acthar on immune cells and have found effects different than that seen with steroids and synthetic melanocortin peptides. In studies looking at Acthar’s direct effect on cells, we have again found that Acthar can act differently than steroids or synthetic melanocortin peptide. This non-clinical research continues to add to the body of evidence that Acthar is unique and different than steroids or Synacthen.

Let me update you on our company-sponsored clinical studies related to the on-label Acthar indications. Our idiopathic membranous nephropathy Phase 4 study is ongoing. As a reminder, this is a randomized placebo-controlled trial enrolling treatment-refractory patients, which we define as patients non-responsive to other therapy or as having relapsed after partial remission on other therapy. We recently altered the study protocol to expand the pool of patients qualified for this study. Our most significant changes were modifications in the inclusion/exclusion criteria. For example, we now allow progressive membranous nephropathy patients to enroll in the trial.

With the modification of these criteria, most sites suspended screening for a couple of months to obtain new IRB approval. As each site has received IRB approval, we have made an asserted effort to reengage the investigators and research coordinators. As a result of the protocol change, we are experiencing an increase in patients being screened per activated site, which we hope will lead to an increase in the enrollment rate. At this time, about 25% of the patients have been randomized in the study. While we are working towards picking up the pace on enrollment, the study will most likely extend into 2015.

We also have a Phase 4 randomized placebo-controlled trial underway looking at persistently active systemic lupus erythematosus, or SLE. This study was initiated in the fourth quarter of last year. Although conventional treatment for SLE usually includes corticosteroids and other treatments, there is a need for alternative therapeutic options, particularly in those lupus patients who are unable to control their symptoms. We now have almost all of our sites up and running and enrollment is picking up, with about a third of the patients now randomized. We still expect to have top-line data in 2014 and the study should complete in 2015.

Besides these two Phase 4 randomized control trials, we are evaluating our other on-label indications to determine if and when additional on-label trial should be conducted. Based on our knowledge of Acthar’s biological activity, we are also evaluating through company-sponsored IND trials, Acthar’s efficacy and safety in other indications not currently on label.

Our diabetic nephropathy Phase 2 proof-of-concept study, which is a randomized placebo-controlled trial, continues to actively screen enroll patients. Just over half of the 40 planned patients are now enrolled. With a few new sites getting activated we expect to complete enrollment by the first half of 2014.

Let me now address our newest IND studies, both of which became active this year, and Don mentioned earlier. Our Phase 2 study of Acthar in patients with ALS or Lou Gehrig’s disease is actively enrolling patients. This is a randomized, open-label, eight-week, safety tolerability study that will help us assess appropriate dosing and endpoints for future study.

Patients who successfully conclude the initial eight-week trial will then have the option to participate in a 28-week open-label extension with a three-week taper and one week follow-up period. We are pleased to report that more than half of the study sites have been initiated and patients are actively being screened and randomized. It’s still too early to project when we might have the study fully enrolled and ultimately completed. As a reminder, the study will seek to enroll up to 40 patients and although it is too early to guide the safety of Acthar in ALS patients, some ALS patients have been receiving Acthar for a number of weeks.

Our newest IND study, which we announced last week, is in acute respiratory distress syndrome or ARDS. To give you a little background on ARDS, this is one of those conditions that often manifests itself in patients that are already hospitalized for other conditions and who may be directly or indirectly exposed to respiratory or other infections, have suffered a trauma or have had a reaction to a transfusion. ARDS is a devastating condition because of its high mortality risk. It can come on quickly and aggressively and in a moderate to severe cases the lack of oxygen in the blood can lead to organ failure and death in 25% to over 40% of patients.

Patients with ARDS are typically in the intensive care unit of a hospital, which indicates the seriousness of the condition, but also creates some challenges for conducting a trial. Based on our knowledge of Acthar’s non-steroid pharmacology and indirect steroid pharmacology through cortisol, we believe Acthar may be beneficial in ARDS patients, with potential antiinflammatory and immunomodulatory properties that could reduce lung inflammation and injury making ARDS a compelling area to investigate further. The present treatment for ARDS is mechanical ventilation and supportive care since there are no drug intervention therapies available to directly treat ARDS.

Essentially, patients are on a ventilator support with the hopes that treatment for their other conditions would also help to resolve their lung problems. We are now beginning to identify and prepare sites for the study. The study will seek to enroll up to 210 patients in a four-week randomized placebo-controlled efficacy and safety trial in patients with moderate to severe ARDS, and study is designed to look at several dosing regimens of Acthar with the primary endpoint being the number of ventilator-free days during the 28-day treatment period. Patients will be followed for a total of 60 days post randomization. Secondary endpoints included with Acthar therapy diminishes mortality, organ failure, the length of hospital stay or the length of ICU stay.

As for Synacthen, our other melanocortin peptide product, planning activities related to the initial evaluation of a select group of potential Synacthen indications are in progress. As we have stated before, we have been investigating the basic pharmacology of the synthetic peptide in Synacthen for at least two years. Since licensing Synacthen, however, we’ve begun to expand our non-clinical research in order to better understand the pharmacology relevant to the potential Synacthen indications we’re considering. The level of non-clinical and clinical research underway continues to expand as we systematically build a body of evidence for Acthar and gain a deeper understanding of melanocortin biology. We look forward to keeping you posted on the progress of these programs and share new programs.

Now, Mike Mulroy, our CFO, will discuss our financial highlights. Mike?

Michael Mulroy, CFO, Secretary, EVP & General Counsel

Thanks, David. Good afternoon, everyone. Please note that I will reference various non-GAAP financial measures in my remarks. In our earnings release that went out just after the market closed today, we provided a reconciliation table and that table is also provided in the slides accompanying this call. Investors are encouraged to refer to the table.

Total net sales for the third quarter were $236.3 million, up 68% from $140.3 million in the third quarter of 2012. The increase was driven by the expanded usage of Acthar in multiple therapeutic areas as Steve previously discussed. BioVectra, our specialty manufacturing subsidiary that we acquired in January, had net sales of $9 million in the third quarter of 2013. We continue to see growth in OpEx with the third quarter reflecting the addition of the newly expanded rheumatology field force, a substantial increase in R&D investment and the inclusion of BioVectra’s operating expenses.

R&D investment in the third quarter more than doubled to $17.1 million as compared to $8 million for the year ago period. We expect to continue to grow our R&D effort and other important programs and expect to see OpEx grow by $5 million to $10 million in the fourth quarter over the level in the third quarter. For the third quarter, operating income was at $142.1 million compared to $83.4 million for the third quarter of 2012, resulting in an operating margin of 60%.

Turning to the bottom line, GAAP earnings per share for the quarter were $1.52 diluted based on 62.1 million diluted shares outstanding, up from $0.91 in the year ago period. Non-GAAP earnings per share for the quarter were $1.68 diluted, up from $0.97 in the year ago period. While we have made important investments in 2013 in both BioVectra and Synacthen, our balance sheet remains strong. We have post-closing payment obligations in both transactions, but expect to fund these obligations out of working capital.

At October 25, we had $324 million in cash, which included $75 million in restricted cash. We also continue to generate cash. Operating cash flow during the third quarter was $108.9 million, driven primarily by net income of $94.4 million in the quarter. Return on equity was 116.8% in the third quarter. We did not repurchase any shares in the quarter. Questcor issued its third quarter cash dividend of $0.30 per share to all shareholders of record at the close of business on October 22. That dividend is scheduled to be paid out tomorrow.

Now, I’ll turn the call back to Don for a summary and some comments on our future prospects. Don?

Don Bailey

Thanks Mike. So, to summarize, our expanded commercial effort drove another strong quarterly performance as we continued to experience positive momentum in the business. Before opening up the call to Q&A, I’d like to take a few minutes to put Questcor’s future prospects into perspective.

As slide 14 shows, Acthar sales have grown dramatically; in fact, over 7 times in the last three years while maintaining solid operating margins, a superb achievement for any business.

Turning to slide 15, Acthar sales have grown dramatically as you can see in this diagram. This shows the net progression of Acthar sales by quarter over the last three years. While past performance is no guarantee of future results, in many ways we are more excited about our future prospects than these past achievements. Let me explain why by putting our current situation and opportunities in perspectives. These remarks fall within the bounds of forward-looking statements and should be considered along with the risk discussed in our SEC filings.

Questcor’s opportunity for future growth will be driven by four areas: one, increasing Acthar U.S. sales for indications currently on the label; two, new areas of U.S. sales from Acthar and Synacthen; three, globalization of Synacthen and then Acthar; and four, the appropriate deployment of the growing levels of cash that we believe will be generated from these activities.

Now, I’ll give a little more detail on each of these four shareholder value growth opportunities. First, Acthar sales are approaching $1 billion on an annual basis. Current sales are being generated from the use of Acthar to treat six approved medical conditions, nephrotic syndrome, MS flares, dermatomyositis, polymyositis, infantile spasms, rheumatoid arthritis, and lupus. With the exception of IS, we believe our penetration of our estimated addressable market for Acthar in each of these areas is less than 20%, and well less than that in some of the newer areas. By comparison, market penetration for IS is likely over 40%. Further, we believe that Acthar has the potential to help patients in other on-label indications in pulmonology, ophthalmology and dermatology. So, just looking at the U.S. market for the current on-label indications, we are excited about the prospect of achieving further sales growth of Acthar.

Second, recently we announced our plan to start another Phase 2 trial, meaning that we now have Phase 2 trials in acute respiratory distress syndrome, ALS and diabetic nephropathy. If any of our current Phase 2 trials are successful, there is a potential to pursue a development program with the objective of adding yet another commercially attractive indication to the current Acthar label and help even more patients suffering from devastating medical conditions. These trials are just a portion of our overall effort to build the body of evidence regarding Acthar’s efficacy and safety as well as deepen our knowledge of the biology of the melanocortin system. In addition, we are also now in the early stages of developing Synacthen for the U.S. market.

Third, our plans are also now underway to develop ex-U.S. markets, that is, to globalize both Synacthen and Acthar. We will start with Synacthen for which we currently expect to have marketing rights in over 40 countries. Once we have concluded the transition of Synacthen international markets from Novartis to Questcor control, we will look to reenergize the Synacthen business. In a few years, we will begin to explore the possibility of getting Acthar approved in other countries, possibly using infantile spasms as the lead indication. This globalization could be another growth engine for sales and hence shareholder value.

Fourth, the business is generating a substantial amount of cash and if we continue to be successful, this cash generation will increase. We currently intend to return a portion of that cash to shareholders via dividends, and share buybacks and will consider using some portion of the balance of the cash to grow shareholder value through acquisitions or partnering on other promising drugs.

While we continue to confront risks and uncertainties, including those discussed in our SEC filings, the prospects for Questcor from expanding our commercial effort in the U.S., the possible addition of indication to the Acthar label, the possible approval of Synacthen in the U.S., globalization of Synacthen and then Acthar, and using our cash to add more products to our portfolio is very exciting to all of us here at the company.

Operator, we can now open up the call for questions.

Q&A

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Steve Byrne of Bank of America. Your line is now open.

Steve Byrne: Hi, Steve. I wanted to drill into some of the fundamentals of your business by indication. With respect to the strong sales in MS, do you think that that’s again kind of a seasonal uptick that may be just kind of the reverse of what was observed last summer and therefore could be a decline in the next quarter?

Don Bailey: Go ahead, Steve, you can address that. Steve Cartt, did we lose you? Okay, well, I will take – this is Don. I’m not sure what happened to Steve. So, we can never be sure. We think that we have seen some seasonality in MS, but we believe we’re making progress with physicians who are prescribing MS, maybe prescribing a little bit more MS and possibly penetrating some new accounts. So it’s always difficult to tell seasonality from the data, Steve. So, we’re hopeful that this is a trend that will continue to grow, but anything is possible.

Steve Byrne: And just switching over to the rheumatology indication, you certainly had a surge of new scripts there. What are your thoughts about whether that warrants another tranche of reps or maybe moving some reps out of nephrology, what are you thinking down the road on that?

Steve Cartt: Hey, Don, I’m back on now, just to let you know.

Don Bailey: Okay, Steve. So, Steve Byrne’s question had to do with a ramp up of rheumatology, will we add more reps. And so, just to set the stage here, we have 62 reps scheduled here in rheumatology. And that was an increase from 55, which was an increase from 12 and all of that’s happened within just about a 12-month period. So I don’t think we’ll be adding any more in the near term. But, Steve, maybe you could provide a little color on why rheumatology is doing so well?

Steve Cartt: Yeah, we’ve been very encouraged by the early uptick there. We think it’s really due to the fact that there’s a very high unmet need in many of the Acthar rheumatology-related indications. DMPM, for example, is an orphan condition, but it is also a very neglected field of medicine. There’s very little research going on by industry. There are virtually no new treatments being made available or on the horizon. So now when we come along with Acthar, it provides rheumatologists a new tool to help manage their DMPM patients.

And RA is a different case, very large rheumatology market. There are roughly 1.3 million patients, but there seems to be in each of these rheumatology offices a relatively small cohort of patients that where they tried a lot of different treatment approaches and the patient is in need of an additional treatment option. And so Acthar appears to be a viable option for a lot of those patients as well. We think there could be as many as 60,000 or even more in RA that might be appropriate. So, a small percentage of the population there, but for us it’s very, very meaningful. I also have Eldon Mayer here. He is Senior VP of Commercial Operations. He just came back from the American College of Rheumatology Annual Meeting and he might be able to shed some light on what we’re hearing from doctors who are actually using the drug.

Eldon Mayer: Yeah, thanks, Steve. Just as a little background, we’ve been hearing consistently positive overall anecdotal feedback on the clinical experience the rheumatologists have had since we fielded our sales force and we have sales folks educating doctors about all of that. And it was nice to hear that first hand at the ACR meeting. I had the opportunity to speak with quite a few rheumatologists and the feedback continues to be just that, which is especially encouraging given that typically when a new drug like Acthar comes out and we enter these new markets, the drug is typically used in patients as a lifeline therapy and these are often some of the most difficult to treat patients. So, I think that underscores the positive message there and the positive experience that we are hearing about good results, even in these typically more difficult to treat patients and we are hearing that over a number of the indications that we have where doctors are using it in the rheumatology market.

Operator: Thank you. Our next question comes from the line of David Amsellem of Piper Jaffray. Your line is now open.

David Amsellem: Thanks. I wanted to come back to the comments on uses of cash and maybe if you could elaborate on what kind of thought you’ve given to uses of cash for strategic purposes beyond Acthar, what kind of product opportunities, therapeutic opportunities would you potentially look at? And I guess as a follow-up to that, given the persistent volatility in the stock, do you as a result of that have a bigger appetite for potentially diversifying transactions? Thanks.

Don Bailey: Well, certainly we’re very pleased to have this building body of cash. It seems that the cash from operations is running around 40% of sales so far, it has been in recent time periods. So if it were to continue at that level and sales continue to grow, we would build up over several years quite a bit of cash. So up to now we have been returning virtually three quarters of all that cash to shareholders. And we still have a penchant for giving a good portion of it back to shareholders through dividends and buybacks. But I think there comes a time when we need to take a look at shifting gears a little bit and we’re at that inflection point now, in our opinion.

We probably won’t be acquiring anything substantial for a while. We have to kind of get our structures in order internally, but initially, we’re interested in anything in the melanocortin biology area. There’s not a lot of assets out there like that, but we’re scouring the world for those and would be interested in any technology in that area. Once we get past that, then I think we will be looking for the natural types of diversifying M&A activities mainly acquisitions. We’d be looking to in-license commercial products or nearly commercial products that fit the model that we have with Acthar, that is difficult to sell specialty drugs in the therapeutic areas where we already have a sales force. So that would be the natural place to go, but it all depends on what opportunities are out there when we get there.

David Amsellem: And then, Don.

Don Bailey: And so I think that’s the initial activity, yes, we would be interested in diversifying. We think that’s probably relevant at some point in time.

David Amsellem: And then just as a quick follow-up Don to that, I mean, you alluded to multiple sclerosis as being sort of your most mature, one of your more mature segments. So given the size and scale of your neurology focused organization, I mean is neuro an area where you feel like the sales force really has capacity for another product or two, how do you think about that?

Don Bailey: Well, I think that there will come a time where that’s the case. I don’t know that we’re there yet. But if we want to make an acquisition two years from now or a year from now, we need to get started now or in the near future. So M&A isn’t necessarily something you’ll see us do during 2014, but possibly the year after that. And I think all of our therapeutic options, all of our therapeutic areas are potential. And we will take into account the bandwidth for our commercial team at that point. So I don’t think we can quite answer that question. I think David you’re probably right, neurology is maybe the leading candidate, and there is a lot of assets there, drugs there that maybe potential. But nephrology and rheumatology would also be interesting to us.

Operator: Thank you. Our next question comes from the line of Mario Corso of Mizuho USA. Your line is now open.

Mario Corso: Yes, thanks for taking my questions and congratulations on a great looking quarter. In terms of rheumatology, can you talk little bit about the different indications there and where there might be faster versus slower growth in terms of – and the proportion of use now between RA, lupus and DMPM. And then on sarcoidosis, how do you think we should be thinking about this launch? I think there was ahead of the rheumatology launch on the investor side perhaps some trepidation that it could be a launch that was even as good as nephrology and it’s surpassed all expectations. So, I’m wondering if we should be thinking of sarcoidosis in the same vein or you think it’s going to be very different trajectory? Thanks very much.

Don Bailey: Okay. So let me give some little bit overview on each of these two questions and then Steve can add some color. So, in rheumatology, as I think Steve mentioned, our total sales there are roughly at a run rate of about $200 million, so we did about $50 million in the quarter. Half of that was DMPM and the other half was probably close to two-to-one RA and lupus. So maybe roughly $25 million DMPM and $15 million RA and $10 million lupus, very, very rough numbers just to give you an idea. So times four, that says our run rates are of 100 50/40 roughly, probably it’s 60/40, doing the math in my head here. So, Steve can provide a little bit more color about the growth engines there.

And then as far as sarcoidosis, this is a project that in now underway. We think the market size is similar to the other market sizes of each of these other conditions, especially same as about the market size as PMDM. So Steve, you want to add a little color on both of those?

Steve Cartt: Sure. So rheumatology, I think Don went through the sort of proportions that we’re seeing. Of course, we launched this effort in the middle of Q1 with our 55 person sales force and the initial plan really was to, yeah, talking to doctors about Acthar and DMPM. What we’ve been finding though is that while they may be interested in DMPM, in their practice a typical rheumatologist only has a few of those patients. So they tend to naturally gravitate, when they look at the PI they gravitate more to RA and even lupus.

That’s where interest level is because while they may have a few DMPM patients, those other two are much bigger parts of our practice. And so they have – some of these doctors they try it and try Acthar in a DMPM patient, they may see good results, and then immediately start dabbling, so to speak, and using it for RA and lupus. That’s what we’ve been seeing, that’s probably been the biggest surprise of rheumatology, is that we’ve seen much more early use in RA and lupus than we expected upfront.

DMPM has been great, but this kind of natural gravitation by the rheumatologists to these other conditions has been a welcome surprise, and we’re also hearing lot of very, very positive feedback in these two conditions, I mean very encouraging stories about patient successes on the drug. So that bodes well for the future. As far as sarcoidosis, I think Don laid it out pretty well, in that this is really a pilot effort. It’s similar to what we did several years ago with MS and what we did with nephrotic syndrome and even more recently with rheumatology. Just hiring a small group of sales reps, turning them loose for two or three quarters and seeing what level of interest there is.

Based on some interviews with pulmonologists, we think there could be some decent interest there. But until reps are out talking with them regularly and educating them about Acthar, its availability for their patients, we won’t know for sure, but we have a pretty good track record, so time will tell and we’ll make sure we keep everybody updated on progress there.

Operator: Thank you. Our next question comes from the line of Gary Nachman with Goldman Sachs. Your line is now open.

Gary Nachman: Hi, good afternoon, another one, first on rheumatology. Steve, I guess, it’s for you, how much are you expanding the prescriber base here or is it extremely concentrated at this point, so how much of a reach are you getting with the 62 reps and, I guess, if you get such a greater return, I’m curious why you wouldn’t want to increase that number?

Steve Cartt: Yeah, Gary, we’re probably calling on about 2,000 doctors and getting around and getting in to see them at various frequencies, but there is a lot of just basic education about the drug going on right now. As far as the concentration of usage, it’s pretty well spread out. We have very few doctors that are using much more than just a handful or one or two. So the usage right now is very diluted. Most of the use is in doctors writing for the first patient or even two patients. There are some very limited exceptions to that, but it’s quite spread out at this point in time.

Gary Nachman: Okay. And then my next question just what portion of the business comes from government accounts, and just if you could describe I guess how that’s been trending over the last few quarters and with the increased restrictions I guess that we just saw recently at Tricare as an example, just talk about how you view the risks with respect to that portion of the business? Thanks.

Don Bailey: Okay. So, just to set the stage here, so it’s a little tricky because of IS. So within IS, Medicaid is probably close to half of our sales. And naturally we don’t see too much Medicaid in the rest – and the indications a little bit. Medicare is about a third of the rest of the business roughly and that’s pretty stable – both of these are fairly stable. And Tricare has been just – and especially in rheumatology is just 1% or less than 1%. So, Steve you want to provide any additional color there.

Steve Cartt: Yes, I think the Tricare prescriptions have been very, very small part of the business. Particularly as Don noted, in rheumatology it’s less than 1%. And our understanding is that the recent news on Tricare was the recommendation of the P&T committee. We don’t know if it’s being adopted or not. We haven’t seen any impact on coverage at this point. And of course Questcor has observed over time that Acthar coverage is really determined on a case-by-case basis, so that could be the case here as well regardless of the policy laid out. We’ll just have to see. Again, a very, very small part of our business, but we’ll continue to monitor the situation.

Operator: Thank you. Our next question comes from the line of Tim Chiang of CRT Capital. Your line is now open.

Tim Chiang: Hi, thanks Don. I just did some basic calculations in terms of the number of vials you guys are shipping for new paid prescription. It seems like it’s over 3.2 vials to 3.3 vials. Is this a trend that you think will continue to steadily increase?

Don Bailey: Well, we noticed it’s been going up. And it’s probably because MS, while it grew in the quarter, it uses less vials; and rheumatology, which uses more vials, grew faster. So that’s probably what’s causing that overall number to go up. And we would expect it to go up, because we expect rheumatology to continue to grow. And all things being equal, and this is clearly our best guess, that rheumatology will tend to grow, whereas some of the others are maybe more – going to be slower growers or as Steve said they can bump along. So we would expect the number of vials maybe on average over total to go up just a little bit. And your number is roughly correct.

Tim Chiang: And just one follow up Don. I noticed that the MS market continues to grow for you. I mean, could you talk a little bit about what’s going on there. I mean, has there been any changes since the first quarter?

Don Bailey: That’s a good question and Steve wasn’t here when I took a crack at that. So, let me let Steve provide some color to that question.

Steve Cartt: Yes, sure, Tim. So, unfortunately I got kicked off from the call somehow, so I’m back. So MS is definitely a more mature market for Acthar, and in markets that are more mature, we generally see periods of flatter and some periods resume growth. If you look year-over-year, taking a look at Q3 2013 versus Q3 2012, things get maybe a little more interesting, prescriptions did increase over that period modestly. But if you look at the pattern over the course of the year, they actually declined a bit between the fall of 2012 and around the middle of Q1 where they seemed to bottom out. But since that time they’ve been growing pretty steadily, which is quite encouraging.

Now our neurology sales force has been working hard and doing a great job. They’ve been driving growth throughout the course of the year pretty steadily. And we saw a measurable decrease in turnaround times for MS scripts during Q3 as well, which is quite helpful since MS relapses are an urgent care situation. So they are particularly sensitive to turnaround times and getting drug to patients quickly. So, we think there has been a benefit to that as well. So, overall, although we saw kind of an extended period of somewhat flatness in MS, we think we’re back on more of a growth trajectory long term.

Operator: Thank you. Our next question comes from the line of Biren Amin of Jefferies. Your line is now open.

Biren Amin: Yes, thanks for taking my questions. Don, I guess on nephrology, I noticed that you saw a slight sequential decline in prescriptions. Is that something that’s seasonal or are there other factors that you would attribute that to? Thanks.

Don Bailey: Well, they did so. The history here is that on a a shift basis, we saw year-over-year increase in nephrology, but we saw a sequential decline from Q2. However, we saw an increase in prescriptions written during Q3 over Q2. And since there’s a substantial lag, that may bode well. Steve, do you want to add any color there?

Steve Cartt: Sure. So this kind of a pattern isn’t unlike many steadily growing products in pharma. As you probably recall, we had an exceptional growth period in nephrology during the launch phase in 2011, 2012. And we believe the use of Acthar in nephrotic syndrome will continue to grow, but it might not be the type of very rapid growth curve that we saw during launch. Going forward, it might be more modest, maybe similar somewhat to what we’ve seen in MS where occasionally we’ll see a down quarter sequentially. Of course, in MS, we bounced back pretty nicely from that.

So, we expect there’s quite a bit of growth potential left for Acthar in nephrology. This is one measure. We estimate there are probably less than 3,000 total patients that have been treated out of an estimated maybe 30,000 to 35,000 potential Acthar patients in nephrology. So we think there’s still a lot of room to grow. So I wouldn’t be too concerned about one down quarter. And to Don’s point, we’ve seen an uptick already early in Q4 compared to Q3. So, one quarter it’s interesting, but I don’t think it’s any kind of a signal for the long-term.

Biren Amin: Okay. And maybe if I could get a follow-up. I know you said that you wouldn’t comment on this, but given that your stock’s off aftermarket and I’m hoping I guess you could provide some color. Do you believe that the USAO in New York and the LA office of the SEC are focusing on the same issue as the USAO in Philadelphia?

Don Bailey: I’ll let Mike not comment to this question.

Mike Mulroy: Yeah, Biren, I’m not going to comment on this question. We’re going to maintain the policy of not commenting.

Operator: And our next question comes from the line of James Molloy of Janney. Your line is now open.

Jim Molloy: Hey, guys. Thanks for taking my question. And maybe a question for Steve. I was going to ask that very question that was just not answered as well. Steve, could you walk through the sales pitch in the new RA indications? What’s driving, given sort of the issues, the history with the drug and whether there is or isn’t data, can you walk through the sales pitch that you’re seeing your reps have success with it and driving the growth in the RA indications?

Steve Cartt: So that’s a good question. We don’t have much data there, but they’re typically kind of leading the discussion with DM/PM where we do have a small amount of data on Acthar. And the discussion kind of naturally branches to the PI and other indications, and that’s where doctors get interested. But I have Eldon here and he just got back from the meeting where he has been speaking with a lot of the doctors and the reps. So, I’ll let him comment further.

Eldon Mayer: Well, it stems, as Steve said, from the experience that not only they’re having with Acthar in treating dermatomyositis and polymyositis, where they’re seeing responses where patients have not been responsive to prior therapies. Additionally, many rheumatologists remember ACTH, or Acthar, from using it in the past for gout. Although that’s not on the current indication, rheumatologists do often remember that and quickly understand given their pretty strong background in immunology that they’re connecting the dots that Acthar apparently has mechanisms that go beyond steroids. So when they see the other indications that Steve mentioned, such as rheumatoid arthritis and lupus, they know that they have a large need for therapies where patients have not done well on steroids or are not tolerating steroids.

Although we have no data there yet and our reps aren’t making any claims there, the doctors are adopting the drug on their own in those indications and getting good responses based on what I mentioned before about what they understand about the mechanism and their prior experiences in DM/PM. Also we are able to support those indications with our patient assistance programs and knowing it’s available, that they have a need, that they believe it will work, and that we can support those from a reimbursement and distribution perspective. And also there is the word that is getting out among the rheumatology community, so there is information there being shared and we’re seeing an increase in demand there.

Jim Molloy: Thank you. And maybe my follow-up for Mike. Any price increases in the quarter we should know about, any current level stocking issues? And, lastly, I know you’ve done a yeoman’s work as CFO. How is the search for new CFO going?

Mike Mulroy: Thanks, Jim. We did not have a price increase in the quarter. On stocking, based on the visibility we have into the channel, we believe we entered the quarter and left the quarter with a normal level of inventory in the channel. So, we didn’t see any big movement there in either direction.

Regarding the CFO search, I think I’ll hand it over to Don really. Me? Yeah, well, I don’t know, I mean the search is ongoing. I think it’s going well but.

Don Bailey: Yes, search is going fine. We’re very happy with our current CFO. So we’re not in any great rush. It’s just dual hatted, so we want him to just wear one hat and so we’re talking to some candidates and process is moving along.

Operator: I’m showing no further questions. I would now like to turn the call back over to management for any further remarks.

Don Bailey

Well, thanks, everybody, for attending the third quarter earnings call, and we look forward to talking to you either individually or at the next earnings call. Bye-bye.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. The replay for this conference will be available October 29 at 7:30 PM. Eastern Time and end on November 5 at 11:59 PM. Eastern Time. You may access this replay by dialing 800-585-8367 or 855-859-2056 or 404-537-3406, enter the conference ID of 76004546 to gain access to the replay. This does conclude today’s program. You may all disconnect. Have a great day everyone.